UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2013

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 4, 2013, Unitil Corporation (“Unitil”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent (“Agent”). The Credit Agreement amends and restates in its entirety that certain credit agreement, dated as of November 26, 2008, by and among Unitil, the Lenders, and Agent, as amended.

The Credit Agreement provides Unitil with a $120,000,000 revolving credit facility, which includes a $25,000,000 sublimit for the issuance of standby letters of credit. The Credit Agreement provides Unitil with the ability to elect that borrowings under the Credit Facility bear interest:

(i)	at a daily fluctuating rate of interest per annum equal to one-month London Interbank Offered Rate (“LIBOR”), plus 1.375%; or
(ii)	at a rate and term equal to one-month, two-month, three-month or six-month LIBOR (as selected by Unitil) for the selected interest period, plus 1.375%; or
(iii)	at a daily rate per annum equal to the highest of (x) the US Federal Funds rate in effect for such day, plus 0.5%; or (y) the Bank of America prime rate; or (z) one-month LIBOR plus 1.00%, plus 1.375%.

The Credit Agreement terminates and all amounts outstanding thereunder are due and payable on October 4, 2018. Unitil may prepay amounts outstanding under the credit facility at any time without premium or penalty, other than breakage costs. The unutilized portion of the commitments under the credit facility may be irrevocably reduced or terminated by Unitil at any time without penalty.

Provided there is no event of default under the Credit Agreement, Unitil may on a one-time basis request an increase in the aggregate commitments under the Credit Agreement by an aggregate additional amount of up to $30,000,000.

The Credit Agreement contains customary terms and conditions for credit facilities of this type, including affirmative and negative covenants. There are restrictions on, among other things, Unitil’s and its subsidiaries’ ability to permit liens or incur indebtedness, and restrictions on Unitil’s ability to merge or consolidate with another entity or change its line of business. The affirmative and negative covenants under the Credit Agreement shall apply to Unitil until the Credit Agreement terminates and all amounts borrowed under the Credit Agreement are paid in full (or with respect to letters of credit, they are cash-collateralized). The only financial covenant in the Credit Agreement provides that Unitil’s Funded Debt to Capitalization (as each term is defined in the Credit Agreement) cannot exceed 65% tested on a quarterly basis.

The events of default under the Credit Agreement include, but are not limited to, the following: (1) failure to pay outstanding principal or interest; (2) failure of representations or warranties to be correct, in any material respect; (3) failure to perform negative covenants and certain affirmative covenants; (4) failure to perform any other covenants or agreement and if the failure is not remedied within 30 days; (5) a cross-default with other debt in certain circumstances; (6) a change of control; (7) non-appealable judgments in excess of an agreed amount; (8) certain defaults on obligations under the Employee Retirement Income Security Act; or (9) certain bankruptcy type events. Such events of default could result in the acceleration of all obligations and the termination of the right to borrow additional funds or request the issuance of letters of credit under the Credit Agreement; however, upon the entry of an order for relief under the United States Bankruptcy Code, the obligations would be automatically accelerated and the right to borrow and request letters of credit would be automatically terminated.

The Lenders and their affiliates have various relationships with Unitil and its subsidiaries involving the provision of depository and other cash management and commercial banking services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of October 4, 2013, by and among Unitil Corporation, Bank of America, as administrative agent, and the lenders party thereto

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

Dated: October 9, 2013	By:	/s/ Mark H. Collin
Mark H. Collin Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of October 4, 2013, by and among Unitil Corporation, Bank of America, as administrative agent, and the lenders party thereto